Exhibit 10.2

TULLY’S COFFEE EXCLUSIVE LICENSE AGREEMENT

THIS AGREEMENT, effective as of the 12th day of October, 2007, is entered into between TULLY’S COFFEE CORPORATION, a Washington corporation, doing business at 3100 Airport Way South, Seattle, Washington 98134 U.S.A. (“Licensor”), and TULLY’S COFFEE ASIA PACIFIC, INC., a Nevada corporation (“Licensee”).

RECITALS

A. Licensor is in the business of developing and operating specialty stores featuring coffee drinks and other beverages and a light food menu for on and off premises consumption and which offer retail sales of whole beans and ground coffee, tea, herbal teas, and related goods and services (referred to herein as a “Tully’s Store” or as “Tully’s Stores”).

B. Tully’s Stores are operated with uniform design, formats, signs, equipment, layout, systems, and procedures utilizing the know-how, confidential business information and proprietary trade dress and designs of Licensor.

C. Licensor owns rights in, and uses, promotes and licenses, certain business names and trademarks for services relating to such stores and trademarks for goods and services sold through such stores including without limitation the business names shown in Schedule A (the “Business Names”), the trademarks for services and trademarks for goods shown in Schedule B (the “Trademarks”).

D. Licensee was incorporated in the state of Nevada on July 13, 2007 and seeks to establish and advance the purpose of developing, constructing, managing and promoting Tully’s Stores and the wholesale and retail sale of coffee and related products through the use of sublicensees, franchisees and distributors in the business territories described below. Subject to the terms and conditions of this Agreement, Licensee is interested in acquiring the sole, perpetual, exclusive license to use Licensor’s know how, trade secrets, proprietary trade dress and designs, tradenames and trademarks (registered and unregistered) Business Names, and Trademarks in association with the operation of Tully’s Stores in the territories identified in Schedule C (referred to herein as the “Territories”).

NOW, THEREFORE, in consideration of the covenants and obligations of this agreement and for other good and valuable consideration, the parties hereto have agreed with each other as follows:

1. Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, under all its current or future intellectual property rights, the sole, exclusive and perpetual license to operate Tully’s Stores in the Territories and to use all such designs, formats, signs, equipment, layout, systems, procedures, copyrights, know how, trade secrets, proprietary trade dress and designs, tradenames and trademarks (registered and unregistered), the Business Names, and the Trademarks for Tully’s Stores in the Territories, including the U.S. rights in the same to the extent such rights relate to use of the same in the Territories (collectively, the “Asia Rights”) only in association with the Licensee or authorized sublicensee’s operation of Tully’s Stores and as otherwise provided in this Section 1. The Asia Rights include the rights (i) to utilize in the Territories the now owned or hereafter acquired registered and unregistered intangible proprietary rights used by Licensor in its operations of Tully’s Stores whether registered or unregistered, (ii) the current or future right to sell packages of roasted coffee, roasted coffee beans, tea, herbal tea and related goods under the Business Names and with the Trademarks in third party retail locations other than Tully’s Stores in the Territories, (iii) the right to create, operate and support a franchise system of Tully’s Stores within the Territories, (iv) the right to operate web sites under the Business Names and Trademarks to market and sell, solely to consumers within the Territories, branded product and merchandise, and (v) the right to create or have created branded merchandise using the Trademarks for sale solely within the Territories; provided that in each case all such licensed activities are (a) conducted in a manner that is consistent with the Tully’s brand concept and image of high quality, premium, gourmet specialty coffee, (b) otherwise complies with the terms of this Agreement, (c) that all such sales are subject to the royalty and service fees provided for in this Agreement and (d) either contained within the list of existing items distributed in the United States listed in Schedule D or approved by Licensor in writing prior to sale. Consistent with the exclusive nature of the license grants of this Agreement, Licensor shall not license or sell the Asia Rights, or any portion related thereto, to any third party, and shall not allow any other party to utilize the Business Names and Trademarks in the Territories except either as set forth in this Agreement or in a manner beyond the scope of this Agreement.

Licensee may sublicense (without any permission from Licensor) the right conferred by this Agreement to any entity in which Licensee holds—directly or indirectly—at least fifty percent of the actual or beneficial voting control of such subsidiary. Otherwise, upon the prior written consent of Licensor (which consent shall not unreasonably be withheld), Licensee may sublicense all or part of the rights conferred upon Licensee by this Agreement. Licensor’s consent shall be subject to, among other things, the execution and delivery of such documents and agreements as Licensor shall find reasonably necessary to protect Licensor’s interests with respect to such proposed sublicense and the execution and delivery of a officer’s certificate to Licensor stating that Licensee’s sublicense is in compliance with applicable legal and regulatory requirements for that sublicense.

2. Operation and Development of Stores. Licensor will furnish to Licensee standard basic plans and specifications for Tully’s Store’s (the “Standard Specifications”) for use in the Territories, including specifications for general interior design, color schemes, finish materials, furniture, equipment and signs. Licensee agrees that all of Licensee’s stores in the Territories which are identified to the public as a Tully’s Store or which utilize any of the Business Names or Trademarks (referred to herein as a “Licensee Tully’s Store”) shall materially comply with Licensor’s Standard Specifications as announced by Licensor from time to time. Notwithstanding the foregoing, Licensee Tully’s Stores may be modified to the extent necessary to comply with applicable ordinances, building codes, permit requirements, lease or deed requirements and restrictions, and shall give due consideration to local culture, tastes, market conditions and tendencies (the foregoing being collectively referred to herein as “Local Regulations and Conditions”).

3. Equipment, Fixtures and Signs. Licensee agrees to use in the operation of each Licensee Tully’s Store equipment, fixtures, and furniture that are materially consistent with Licensor’s Standard Specifications with due consideration for the Local Regulations and Conditions. Licensee further agrees to place or display at the premises of each Store (interior and exterior) only such signs, emblems, logos, lettering, and display materials that are consistent with Licensor’s Standard Specifications. Licensee may purchase equipment, fixtures, furniture and signs (“Store Furnishings”) used in connection with the operation of Tully’s Stores from Licensor or from other sources, when such sources are more competitive with respect to price, applicable taxes, delivery costs and other terms; provided, however, that all such Store Furnishings obtained from other sources are consistent with Tully’s brand concept and image of high quality.

4. Training and Operating Assistance.

a. Initial Training. Prior to the opening of Licensee’s first Tully’s Store in the Territories, Licensor shall train one or more Licensee managers in the operation of a Tully’s Store. Training shall be conducted at Licensor’s training headquarters at a time which is mutually acceptable to the parties. Licensee and Licensor shall share the cost for any travel and living expenses which Licensee and the manager(s) incur in connection with such training. Licensor shall provide at its own cost all materials and personnel and facilities for such training.

b. Additional Training. Upon Licensee’s request Licensor will conduct additional training for Licensee’s employees at Licensee’s travel and living cost and expense (not more than five of Licensee’s employees at any one time semiannually). Licensor shall provide at its own cost all materials, personnel and facilities for such training.

c. Hiring and Training of Employees by Licensee. Licensee shall hire all employees of each Tully’s Store in the Territories, and shall be exclusively responsible for the terms of their employment and compensation and for the proper training of such employees in the operation of a Tully’s Store.

d. Consulting Assistance. Licensor shall be available at mutually convenient times to consult with Licensee from time to time with respect to general operating issues related to any Tully’s Store in the Territories, including without limitation any problems or deficiencies disclosed by reports submitted to or inspections made by Licensor related to Tully’s Stores in the Territories.

e. Annual Meetings. Except as otherwise hereinafter agreed to by the parties, Licensor and Licensee agree that the parties shall meet at least annually on or about the anniversary date of the signing of this Agreement to review the status of the operations of the Licensee Tully’s Stores and Licensor’s operation and licensing of Tully’s Stores in the United States and elsewhere. The first such meeting shall take place at a location to be designated by Licensee. Thereafter, Licensor and Licensee shall take turns designating the location of such annual meetings.

f. Web Sites and Other Software. Licensor shall all retain all rights to any software or other computer code furnished to Licensee, if any, pursuant to this Agreement. Should Licensee desire to create web sites for any or all of the countries listed in Schedule C, Licensee shall ensure all such web sites maintain a “look and feel” consistent in all material respects with the appearance and design elements utilized in Licensor’s web site, with due consideration given to Local Regulations and Conditions, and at all times consistent with the Tully’s brand concept and image of high quality. Licensee shall have the right to operate and maintain web sites on their own servers or on the servers of a hosting service provider. Licensee is limited to use of country code top level domain names for the countries listed in the Territories. Licensor shall have the right to inspect the websites at their discretion, and if, in Licensor’s sole discretion, an element of the Licensee’s web sites does not conform to the standards of “look and feel” or contains inappropriate elements, Licensor may demand that that element be immediately removed. Upon such demand, Licensee shall have 24 hours to remove the offending element.

5. Store Image and Operating Standards.

a. Condition and Appearance of Stores. Licensee agrees to maintain the condition and appearance of each Licensee Tully’s Store consistent in all material respects with the image of a Licensor owned and operated Tully’s Stores with each Licensee Tully’s Store as an attractive, modern, sanitary, convenient, and efficiently operated store selling premium, high quality products and service with due consideration given to Local Regulations and Conditions. Licensee agrees to effect such maintenance in all material respects of each Licensee Tully’s Store as is reasonably required from time to time to maintain such condition, appearance, and efficient operation, including, without limitation, replacement of worn out or obsolete equipment, fixtures, furniture, and signs; repair of the interior and exterior of such Stores. If at any time in Licensor’s commercially reasonable judgment, the general state of repair, appearance, or cleanliness of the premises of a Licensee Tully’s Store or its equipment, fixtures, furniture, signs, or decor does not meet Licensor’s standards therefor, Licensor shall so notify Licensee, specifying the action Licensor believes should be taken by Licensee to correct such deficiency.

b. Authorized Products and Services. The presentation of a uniform image to the public and the furnishing of uniform products and services are an essential element of the Tully’s Store system and brand concept. Licensee therefore agrees that each Licensee Tully’s Store will offer beverages, food, and other products and services that are consistent in all material respects with the Tully’s Store concept as announced from time to time by Licensor with due consideration given to Local Regulations and Conditions.

c. Food and Beverage Products, Supplies, and Materials. The reputation and goodwill of the Tully’s Store system is based upon, and can be maintained and enhanced only by, the sale of consistent, quality products and the rendering of fast, efficient, consistent and quality service. Licensee therefore agrees that all beverages and food products, cooking materials, containers, packaging materials, other paper and plastic products, glassware, utensils, uniforms, menus, forms, cleaning and sanitation materials, and other supplies and materials used in the operation of Licensee Tully’s Stores shall conform to Licensor’s specifications and quality standards as established by Licensor from time to time with due consideration given to Local Regulations and Conditions.

d. Use of Materials Imprinted With Trademarks. Licensee shall in the operation of each Tully’s Store in the Territories use containers, napkins, uniforms, packaging, and other forms and materials imprinted with the Trademarks that conform to Licensor’s specifications and quality standards as established by Licensor from time to time with due consideration given to Local Regulations and Conditions.

6. Specifications, Standards, and Procedures. With due consideration given to Local Regulations and Conditions, Licensee agrees to comply with Licensor’s specifications, standards and general procedures for the operation of Tully’s Stores including without limitation the following:

a. Recipes, quality of ingredients, portions, and methods and procedures relating to the storage, handling, preparation, and serving of beverages and food;

b. Safety, maintenance, cleanliness, sanitation, function, and appearance of each Tully’s Store premises and its equipment, fixtures, furniture, and signs; and

c. Uniforms to be worn by and general appearance of Store employees;

7. Compliance with Laws and Good Business Practices. Licensee shall secure and maintain in force all required licenses, permits, and certificates relating to the operation of each Licensee Tully’s Store and shall operate each such Store in full compliance with all applicable, material laws, ordinances, and regulations. Licensee agrees to refrain from any business or advertising practice which may be injurious to the business of Licensor and the goodwill associated with the Business Names and Trademarks and Tully’s Stores. Licensor and Licensee each agrees to refrain from any business or advertising practice which may be injurious to the business of Licensee and the goodwill associated with the Business Names and Trademarks and Tully’s Stores.

8. Management of Store. All stores shall at all times be under the direct, on-premises supervision of Licensee or a trained and competent employee thereof. Licensee agrees to use its best efforts to promote and enhance the business of the Tully’s Stores in the Territories.

9. Indemnification.

(a) By Licensee. Licensee agrees to indemnify, defend and hold harmless Licensor and all of its shareholders, directors, officers, employees and representatives from and against all claims, lawsuits, fines, penalties or damages of any kind by a third party (collectively, “Damages”) arising out of or related to (i) Licensee’s use of the Business Names or Trademarks or operation of Tully’s Stores, (ii) a breach by Licensee of any representation, warranty or covenant of Licensee set forth in this Agreement, except to the percentage extent that any such Damages are caused by Licensor’s negligence.

(b) By Licensor. Licensor agrees to indemnify, defend and hold harmless Licensee and all of Licensee’s shareholders, directors, officers, employees and representatives from and against all claims, lawsuits, fines, penalties or damages of any kind by a third party (collectively, “Damages”) arising out of or related to (i) Licensor’s use of the Business Names or Trademarks or operation of Tully’s Stores, and (ii) a breach by Licensor of any representation, warranty or covenant of Licensor set forth in this Agreement, except to the percentage extent that any such Damages are caused by Licensee’s negligence.

10. Trade Secrets of Licensor. Licensor will take commercially reasonable steps to safeguard the trade secrets of Licensor provided under this Agreement. Licensee acknowledges that its knowledge of the operation of a Tully’s Store will be derived from information disclosed to Licensee by Licensor pursuant to the License and that certain of such information, including without limitation all recipes and

Licensor’s Standard Specifications is proprietary, confidential, and a trade secret of Licensor. Except for disclosing such information to sublicensees authorized under Section 1 hereof, Licensee agrees that Licensee will maintain the absolute confidentiality of all such information during and after the term of the License, and that Licensee and its sublicensees will not use any such information in any other business or in any manner not specifically authorized or approved in writing by Licensor.

11. Business Names and Trademarks.

a. Ownership of Names and Marks. Licensee acknowledges and agrees that Licensor is the owner of all Business Names and Trademarks licensed to Licensee by this Agreement, that Licensee’s right to use the Business Names and Trademarks is derived solely from this Agreement and is limited to the operation of Licensee Tully’s Stores in the Territories and as otherwise provided for in this Agreement. Licensee agrees that after the termination or expiration of the License, Licensee will not directly or indirectly at any time or in any manner identify itself or any other business operation of Licensee as a Tully’s Store, a former Tully’s Store, or as a Licensee of or otherwise associated with Licensor, or use in any manner or for any purpose any Business Name or Trademark or other indicia of a Tully’s Store.

b. Limitations on Licensee’s Use of Business Names and Trademarks. Licensee agrees to use the Business Names and Trademarks as the sole service mark and trademark and trade name identification of each Licensee Tully’s Store, except as otherwise consented to in writing by Licensor.

c. Domain Names and Web Sites. Licensor’s currently owned domain names are included in Schedule B as attached to this Agreement. Licensor shall retain all rights to any and all domain names created for the websites created for the countries in Schedule C. Licensor may grant written permission for Licensee to register localized domain names at Licensee’s request, however, these domain names will remain the intellectual property of Licensor. Any and all web sites related to Licensor’s business must be published through Licensor’s present domain name or any future domain name owned by Licensor, including the herein described localized domain names.

12. License Fee. Upon the execution of this Agreement by the parties and the satisfaction or waiver of the conditions precedent set forth in Sections 20 b. and c. below, Licensee shall immediately pay to Licensor the sum of one dollar ($1.00) (the “License Fee”) in cash or by wire transfer of immediately available funds. The License Fee shall be fully earned by Licensor upon payment.

13. Royalty and Service Fee.

a. Amount and Payment of Royalty and Service Fee. Licensee agrees to pay to Licensor a quarterly royalty and service fee of one percent (1%) of the aggregate net revenues, as defined in section 13(b) below, of the Tully’s Stores in the Territories together with all other sales of products or services made in connection with the Tully’s Business Names and Trademarks, for net revenues and sales after March 31, 2008, payable by the end of each month immediately following the month in which a calendar quarter of a year ends on net revenues for the preceding quarter. Licensee agrees to pay to Licensor a quarterly royalty and service fee of zero percent (0%) of the aggregate net revenues of the Tully’s Stores in the Territories together with all other sales of products or services made in connection with the Tully’s Business Names and Trademarks, for net revenues and sales after the after the effective date of this Agreement and before April 1, 2008.

b. Definition of Net Revenues. As used in this Agreement, the term “net revenues” shall mean and include the actual gross charges for all products and services of any kind or nature sold in connection with the Tully’s Business Names or Trademarks, for cash or credit, whether such purchases are made in, upon, or from the premises of any Licensee Tully’s Store, or through or by means of the business conducted therein or otherwise by Licensee or any sublicensee thereof, but excluding sales, use, service, or excise taxes collected from customers and paid to the appropriate taxing authority.

c. Interest on Late Payments. All royalties and service fees, amounts due for products purchased from Licensor, and any other amounts owed to Licensor by Licensee pursuant to the License shall be subject to a late payment interest calculated at an annual rate equal to twelve percent (12%) during delinquency.

d. Reporting Requirements. During the term of this Agreement, Licensee shall furnish to Licensor quarterly reports setting forth new store openings, net revenues and comparable store sales (totaled or reasonably grouped) for Tully’s Store in the Territories (“Quarterly Reports”).

14. Inspections and Audits.

a. Licensor’s Right to Inspect Stores. To determine whether Licensee is complying with this Agreement, Licensor shall have the right, at any time during business hours and without prior notice to Licensee, to inspect any of the Licensee Tully’s Stores.

b. Licensor’s Right to Audit. Licensor shall have the right, upon prior written notice, to audit or cause to be audited the Quarterly Reports. Licensee shall fully cooperate with representatives of Licensor and independent accountants hired by Licensor conducting any such audit including without limitation providing all back up records, information and financial statements related to the calculation of net revenues. In the event any such audit, taking into account local variations in generally accepted accounting principles, shall disclose an understatement of the net revenues of the the Licensee Tully’s Stores for any period or periods, Licensee shall pay to Licensor, within fifteen (15) calendar days after receipt of the audit report, the royalty and service fee due on the amount of such understatement. Further, in the event such audit is made necessary by the failure of Licensee to furnish Quarterly Reports for three or more quarters as herein required, or if an understatement of net revenues for any period is determined by any such audit to be greater than five percent (5%), Licensee shall reimburse Licensor for the reasonable cost of such audit, including, without limitation, the charges of any independent accountant and the travel and lodging expenses.

15. Termination of License.

a. By Licensee. If Licensee is in substantial compliance with this Agreement and Licensor breaches this Agreement and fails to cure such breach within cure periods described below, Licensee may, in addition to exercising any other right or remedy hereunder, terminate this Agreement subject to its compliance with Section 15 d. below or seek specific performance of the obligation pursuant to Section 21.

b. By Licensor. Subject to compliance with Section 15 d. below, Licensor may, in addition to exercising any other right or remedy hereunder, terminate this Agreement or seek specific performance of the obligation pursuant to Section 21 if Licensee:

(1) Makes an assignment for the benefit of creditors or an admission of its inability to pay its obligations as they become due;

(2) Files or has filed against it a petition in bankruptcy or any similar proceeding or files any pleading seeking any reorganization, liquidation, or dissolution under any law, or admits or fails to contest the material allegations of any such pleading filed against it, or is adjudicated a bankrupt or insolvent, or a receiver is appointed for a substantial part of the assets of Licensee, or the claims of creditors of Licensee are abated or subject to a moratorium under any law;

(3) Makes an unauthorized assignment of the License or ownership of Licensee as hereinafter defined in the section entitled “Assignment, Transfer, and Encumbrance;”

(4) Fails to comply with any provision of this Agreement (other than a payment default for which the remedy shall be an action for damages) or any other mandatory specification, standard, or operating procedure prescribed by Licensor.

c. [Reserved.]

d. Termination Procedures. Prior to exercising a right to terminate this Agreement under either Section 15 a. or 15 b. above, Licensor or Licensee, as applicable, shall give written notice to the other party (the “Party in Breach”) of any alleged breach of this Agreement which gives rise to a right of termination as provided in either Section 15 a. or b. above. The Party in Breach shall then have thirty calendar days after the receipt of such written notice to cure the alleged breach (the “Cure Period”). In the event that the alleged breach is not cured by the Party in Breach within the Cure Period, the parties shall commence a mandatory mediation regarding the alleged breach within thirty calendar days of the end of the Cure Period. Upon the earlier of (1) the completion of the required mediation or (2) sixty calendar days following the end of the Cure Period (unless otherwise extended by agreement of the parties) if for any reason the parties are unable to arrange or conclude the mediation, the party alleging the default shall, if no acceptable resolution of the alleged default shall have been reached, have the right to declare a termination of this Agreement and thereafter pursue all remedies under this Agreement including without limitation any of the proceedings described in Section 21 below.

16. Licensee’s Obligation upon Termination or Expiration. In the event this Agreement is terminated by either party, or expires pursuant to any provision of the Agreement or any decision by an arbiter or judicial authority then Licensee shall, within the time prescribed in the decision or within 30 days in the absence of such a prescription:

a. Payment of Amounts Owed to Licensor. Licensee shall pay to Licensor such royalty and service fees, amounts owed for products purchased by Licensee from Licensor, and all other amounts owed to Licensor which are then unpaid.

b. Return of Information. Licensee shall immediately return to Licensor all copies of any manuals, recipes, specifications, menus, software, records or documents of any kind (in any form of media) delivered to Licensee by Licensor during the term of the License.

c. Cancellation or Transfer of Assumed Names. Licensee shall take such action as may be required to cancel all assumed name or equivalent registrations relating to its use of any Business Name or Trademark, or transfer said registrations to Licensor in full and without recourse.

d. Continuing Obligations. All rights and obligations of Licensor and Licensee which expressly, or by their nature, survive the expiration or termination of the License shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of the License under this Agreement and until they are satisfied in full or by their nature expire.

17. Assignment, Transfer, and Encumbrance.

a. By Licensor. With the prior written consent of Licensee (which consent may not unreasonably be withheld) this Agreement may be assigned by Licensor and shall inure to the benefit of any assignee or other legal successor to the interest of Licensor herein, provided that Licensor, subsequent to any such assignment, shall remain liable for the performance of its obligations under this Agreement.

b. By Licensee. With the prior written consent of Licensor (which consent may not unreasonably be withheld) this Agreement may be assigned by Licensee and shall inure to the benefit of any assignee or other legal successor to the interest of Licensee herein, provided that Licensee, subsequent to any such assignment, shall remain liable for the performance of its obligations under this Agreement. It shall be a condition of any such consent that the proposed transferee agrees to be bound by all of the terms of this Agreement. Notwithstanding the foregoing, Licensee shall, upon prior written notice to Licensor, be entitled to assign its rights and obligations under this Agreement to Licensee’s parent or any entity in which Licensee holds—directly or indirectly—at least fifty percent of the actual or beneficial voting control of such subsidiary provided that Licensee, subsequent to any such assignment, shall remain liable for the performance of its obligations under this Agreement. In connection with an assignment, Licensee and its assignee shall execute such documents of assignment as Licensor may reasonably require. The rights contained in Sections 1 to 37 of this Agreement may not be assigned separately from the Roasting Rights, which appear as Schedule E to this Agreement, nor may the Roasting Rights be assigned separately from the rights contained in Sections 1 to 37 of this Agreement.

18. Representations and Warranties.

a. By Licensor. Licensor hereby represents and warrants as follows:

1. Licensor shall use all commercially reasonable efforts to maintain and protect the value of the Asia Rights against any infringement, unauthorized disclosure, misuse bankruptcy or other failures or any other acts by Licensor or its affiliates and shall bear all costs associated therewith.

2. This Agreement has been entered into at arms length between Licensor and Licensee and that there is no overreaching on the part of Licensee.

3. Except as disclosed with respect to the security interest claimed by UCC Ueshima Coffee Company, Ltd. (“UCC”) under a 2001 exclusive license agreement as described below, the Asia Rights are free of any encumbrances, security interest, or other limitations except the blanket security interest held by Benaroya Capital. Licensor shall assist Licensee in the execution of a separate Security Agreement, subject only to the claims of UCC.

4. UCC and Licensor were parties to a 2001 exclusive license agreement for certain territories which are included among the Territories. In June 2006, Licensor notified UCC that it was in breach of that agreement, and on November 14, 2006, Licensor notified UCC that the UCC license was terminated. UCC disputes that it was in breach and disputes the termination of the UCC license. Licensor is a party to litigation with UCC. Except for that matter, there is no action or proceeding pending or threatened against it before any court, administrative agency or other tribunal which might have a material adverse effect on its business or condition, financial or otherwise or on the Asia Rights. Licensor knows of no infringement by any third party of Licensor’s trademarks, trade secrets or other intellectual property rights in the U.S. or the Territories, other than any infringement by UCC since the termination and the possible third party use or claim of right with regard to the “Bellaccino” mark in some of the Territories. Licensor agrees to indemnify, defend and hold harmless Licensee from and against any claims, losses, lawsuits or damages of any kind related to (1) any third party (including UCC) claim of infringement brought against Licensee related to Licensee’s use of the Asian Rights in the Territories, and (2) any third party claim of senior use of the trademark (“Tully’s”) in the U.S. to the extent such use, if any, has a material adverse effect upon the Asian Rights.

5. Licensor has full power and authority to grant a license in the Asia Rights to Licensee, unless a court of competent jurisdiction should determine otherwise in connection with the litigation with UCC.

6. Licensor is a corporation duly organized, validly existing and in good standing under the laws of the state of Washington, USA.

7. Licensor has taken all actions necessary to authorize it to enter into and perform fully its obligations under this Agreement and all other documents specifically referenced herein (“Licensor Documents”) and to consummate the transactions contemplated herein and therein. This Agreement is, and upon their execution the Licensor Documents will be, the legal, valid and binding obligations of Licensor, enforceable in accordance with their respective terms.

8. There have not been and there is not now existing any product liability claims associated with Licensor’s products represented by Licensor’s intellectual property.

9. Neither the execution of this Agreement or any of the Licensor Documents nor the consummation of the transactions contemplated herein or therein will: (a) violate any provision of the Articles of Incorporation, bylaws or other constituent documents of Licensor; (b) violate, conflict with or constitute a default under, permit the termination or acceleration of, or cause the loss of any rights or options under, any agreement binding upon Licensor; or (c) require the approvals of any third parties.

b. By Licensee. Licensee hereby represents and warrants as follows:

1. Licensee has full power and authority to license the Asia Rights from Licensor.

2. Licensee is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada.

3. Licensee has taken all actions necessary to authorize it to enter into and perform fully its obligations under this Agreement and to consummate the transactions contemplated herein and therein. This Agreement is the legal, valid and binding obligation of Licensee, enforceable in accordance with its terms.

4. Neither the execution of this Agreement nor the consummation of the transactions contemplated herein or therein will: (a) violate any provision of the Articles of Incorporation, bylaws or other constituent documents of Licensee.

c. Survival. The covenants, representations and warranties made by Licensor and Licensee herein shall survive the Closing.

19. Covenants.

a. [Reserved.]

b. Financial Records. Licensor shall on an annual basis provide Licensee with copies of Licensor’s audited financial statements.

20. Closing.

a. Time and Place. Subject to the conditions precedent stated herein, the consummation of this License Agreement (the “Closing”) shall take place at the designated office of Licensee, provided that all parties agree to accept facsimile signatures on documents for the purposes of the Closing.

b. Deliveries at Closing. Subject to the satisfaction of the conditions precedent contained in Section 20 c., at the Closing the following shall occur:

1. Licensee shall pay to Licensor the License Fee, in cash or by wire transfer of immediately available funds.

2. Licensor shall provide to Licensee a certificate of good standing and certified copy of its Articles of Incorporation, and Licensee shall provide to Licensor documentation as to Licensee’s company standing.

3. Licensor shall provide to Licensee copies of all U.S. federal and international registrations made with respect to the Business Names and Trademarks together with copies of available state registrations of the same.

c. Conditions Precedent. At Closing, all of the following conditions precedent shall be complete and true, as applicable, unless waived by the party entitled to receive the same:

1. [Reserved.]

2. All representations and warranties made by each party shall be true and correct in all respects on and as of the Closing with the same force and effect as though made on and as of the Closing. Each party shall have performed and complied with all agreements and conditions required to be performed or complied with prior to or at the Closing.

3. There shall have been no material adverse change to the business or operations of Licensor since the commencement of the parties’ negotiations.

4. No action or proceeding shall have been initiated to restrain or challenge this Agreement or any matter contemplated hereby.

21. Enforcement.

a. Judicial Enforcement, Injunction, and Specific Performance. Notwithstanding Section 21 b., the parties shall have the right to elect to seek injunctive or equitable relief as provided for in this Section 21 a. in the state or federal courts situated in Seattle, Washington, USA (and/or in any appellate court therefrom). The parties each consent to jurisdiction in such courts, waive objection to such venue, waive trial by jury. The parties stipulate and agree that any judgment relating to this Agreement which is entered in a court located within the State of Washington shall be binding throughout the world and may be sued upon, docketed, entered and/or enforced, without challenge or opposition on their part and without re-trial of any of the issues which gave rise to such judgment, in any state, country, province, commonwealth or territory having jurisdiction over their respective persons or properties. Each party shall be entitled, without bond, to the entry of temporary and permanent injunctions and orders of specific performance enforcing the provisions of this Agreement; with respect to Licensor, such provisions include without limitation those relating to Licensee’s use of the Business Names and Trademarks, the obligations of Licensee upon termination or expiration of this Agreement and assignment of the License and ownership interests in Licensee, and to prohibit any act or omission by Licensee that constitutes a violation of any applicable law, ordinance, or regulation, is dishonest or misleading to customers or prospective customers of any Licensee Tully’s Store, constitutes a danger to employees or customers of the Store or to the public, or may impair the goodwill associated with the Business Names and Trademarks and Tully’s Stores. If a party secures any such injunction or order of specific performance, the other agrees to pay it an amount equal to the aggregate of its costs of obtaining such relief, including without limitation reasonable attorney and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses, and travel and living expenses, and any damages incurred as a result of the breach of any such provision. If Licensor commences any such action for an injunction or order of specific performance and is not the prevailing party therein, Licensor agrees to pay to Licensee an amount equal to the aggregate of Licensee’s costs of defending against such relief, including without limitation reasonable attorney and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses, and travel and living expenses, and any damages incurred by Licensee as a result of such proceedings.

b. Arbitration. Except insofar as a party elects to enforce this Agreement by judicial process, injunction, or specific performance as hereinabove provided, all disputes, controversies and claims arising out of or relating to any provision hereof, not otherwise resolved through good faith discussions pursuant to Section 21 c. below, shall be settled by arbitration in Seattle, Washington, under the U.S. Arbitration Act (9 U.S.C. §§ 1 et seq.), if applicable, and the Rules of the American Arbitration Association (relating to the arbitration of disputes arising under License and license agreements, if any, otherwise the general rules of commercial arbitration), provided that the arbitrator shall award, or include in his award, the specific performance of this Agreement unless he determines that performance is impossible. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof or over Licensor or Licensee.

c. Meet and Discuss Requirement. Before proceeding under Sections 21 a or b, the party who intends to initiate action must provide written notice of dispute to the other party referencing this subsection and proposing a date at which the parties will meet in a good faith effort to resolve the dispute. The meeting shall take place at the office of the party receiving notice of the dispute, or at a mutually agreeable location. If the parties are unable to resolve the dispute within thirty (30)

calendar days after delivery of the written notice of dispute, then either may pursue any claim or action pursuant to Sections 21a or 21b. Each party shall pay their own travel expenses and the meeting shall take place at the office of the party receiving notice of the dispute, or at a mutually agreeable location. In the interest of both time and expense, parties shall make a good faith effort to resolve multiple disputes in one meeting should multiple disputes arise at one time.

d. Severability and Substitution of Valid Provisions. All provisions of this Agreement are severable, and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained herein, and partially valid and enforceable provisions shall be enforced to the extent valid and enforceable. If any applicable and binding law or rule of any jurisdiction requires a greater prior notice of the termination of or refusal to renew this Agreement than is required hereunder, or the taking of some other action not required hereunder, or if under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement or any specification, standard, or operating procedure prescribed by Licensor is invalid or unenforceable, the prior notice and/or other action required by such law or rule shall be substituted for the notice requirements hereof, or such invalid or unenforceable provision, specification, standard, or operating procedure shall be modified to the extent required to be valid and enforceable. Such modifications to this Agreement shall be effective only in such jurisdiction and shall be enforced as originally made and entered into in all other jurisdictions.

e. Rights Of Parties Are Cumulative. The right of Licensor and Licensee hereunder are cumulative, and no exercise or enforcement by Licensor or Licensee of any right or remedy hereunder shall preclude the exercise or enforcement by Licensor or Licensee of any other right or remedy hereunder, or which Licensor or Licensee is entitled by law to enforce.

22. U.S. Dollars. All references to dollars as expressed herein are to United States currency. All payments are to be calculated using the applicable exchange rate to U.S. Dollars as reported by the Wall Street Journal or, if such report should be come unavailable, by another publication or online journal of record, for the end of the day prior to the date of payment.

23. Goodwill, Trademark and Business Name Protection, Third Party Litigation, Cessation of Use.

a. [Reserved.]

b. Licensor retains the right to protect the Trademarks and Business Names from infringement and to prosecute infringers. Licensor and Licensee shall cooperate to bring suit for infringement of the Trademarks and Business Names. In the event Licensor fails to prosecute any infringement of the Trademarks and Business

Names, Licensee shall have the right to prosecute such infringement and seek reimbursement for all reasonable costs incurred in such prosecution from Licensor. Licensor has the right to control all actions against infringers and to resolve such matters whether by settlement or suit. If Licensee becomes aware of any infringement of the Trademarks or Business Names, it shall notify Licensor in writing. Licensee shall cooperate with Licensor by promptly supplying, at a reasonable cost to Licensor, assistance and information reasonably considered necessary by Licensor for settlement or suit.

c. Subject to Section 24, Licensee agrees not to adopt, use, apply to register or register anywhere any trademark or Business Names, service mark or business name which is confusingly similar to the Trademarks or which contain the designations “TULLY” or “TULLY’S”, without regard to the nature of the associated goods, services or business either during the term of Licensee or thereafter.

24. Registration of Business Names and Trademarks in the Territories. The parties acknowledge that the Asia Rights have not been registered in the Territories. Trademarks have been applied for in some of the Territories, and Trademarks have been registered in certain of these Territories as indicated in Schedule B. The effectiveness and requirements for Trademark registrations varies by nation. Licensee agrees to give Licensor advance written notice of its intention to open one or more Tully’s Stores in any one or more of the Territories. Upon such notice the parties agree to cooperate in taking all commercially reasonable steps to obtain such registrations or in taking all such preliminary steps as are necessary to protect the Business Names and Trademarks prior to the opening of any Tully’s Store in any of the Territories. Licensor shall bear all of the costs of making such registrations, including any such registrations that Licensor request Licensee to undertake on its behalf. Licensee shall be responsible for all costs associated with registering Licensee’s interest in the Asia Rights in any jurisdiction or any of the Territories.

25. Notices. All notices and requests in connection with this Agreement shall be in writing and may be given by registered or certified mail, personal delivery or facsimile addressed as follows.

To:	Tully’s Coffee Corporation
3100 Airport Way South
Seattle, WA 98134 U.S.A.
Attn: President
Facsimile No. (206) 233-2075

with a copy to:	The Vernon Law Group, PLLC
Attn: John Vernon, Esq.
4242 Renaissance Tower
1201 Elm Street
Dallas, TX 75270
Facsimile No. (214) 751-2002

To:	Tully’s Coffee Asia Pacific, Inc.
3100 Airport Way South
Seattle, WA 98134 U.S.A.
Attn: President
Facsimile No. (206) 233-2075

or to such other address as the party to receive the notice or request shall designate by written notice to the other. The effective date of any notice or request shall be five (5) calendar days from the date on which it is sent by the addressor, or when received when personally delivered or sent by facsimile.

26. Waiver. The failure of either party to insist in any one or more instances upon strict performance by the other of its obligations hereunder shall not constitute a waiver or relinquishment of any such obligation for the future, and the obligation shall continue in full force and effect.

27. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, U.S.A. without giving effect to the conflict of law rules or choice of law rules thereof to the contrary, and by applicable federal law.

28. Headings. Headings used in this Agreement are for reference purposes only and shall not be deemed part of this Agreement.

29. Relationship. The relationship between the parties hereto is that of Licensor and Licensee as defined in this Agreement, and this Agreement is not to be construed as creating a partnership, joint venture, master-servant, principal-agent, or other relationship for any purpose whatsoever. Except as may be expressly provided herein, neither party may be held for the acts either of omission or commission of the other party, and neither party is authorized to, or has the power to, obligate or bind the other party by contract, agreement, warranty, representation or otherwise in any manner whatsoever.

30. Force Majeure. If either party is delayed or interrupted in or prevented from, the performance of its obligations hereunder by reason of an act of God, fire, flood, war, public disaster, strikes or labor difficulties, governmental enactment, regulation or order, or any other cause beyond its control, such party shall not be liable to the other therefor; and the time for the performance of its obligations shall thereupon be extended for a period equal to the duration of the contingency that occasioned the delay, interruption or prevention.

31. Integration and Modification. This is the entire agreement between the parties. There are no other agreements or representations not set forth herein, and this Agreement incorporates all prior negotiations, agreements, and representations. This Agreement may not be modified except in writing signed by each party.

32. Languages. Both parties acknowledge that this Agreement is written in English.

33. Counterparts. This Agreement may be signed in one or more counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same agreement notwithstanding that both parties are not signatories to each counterpart, however, this Agreement shall not be enforceable against any party until a counterpart has been executed by both parties hereto.

34. Waiver of Breach. The waiver by either party of any breach of this Agreement shall not be deemed a waiver of any subsequent breach.

35. Other Agreement. This Agreement is entered into contemporaneously with the Roasting Rights Agreement.

36. Franchising. To the extent this Agreement is applied to franchising, sub-franchising, area development or other similar systems, the following provisions shall apply:

a. Licensee shall be responsible for ensuring that any franchisee, sub-franchisee, area developer or other unit applies the standards and other elements set forth in this Agreement to their locations. This includes, but is not limited to, the quality of any in-store merchandise, the quality of signage, and the look and feel of the store.

b. Should any franchisee, sub-franchisee, area developer or other unit allow any element of their business to fall below the standards set forth in this Agreement, or pursue lines of business not authorized by this or another agreement, Licensee shall have 30 days to cause the franchisee or other unit to be in compliance or to initiate termination proceedings against the franchisee or other unit pursuant to the agreement particular to that relationship. Should Licensee fail to either cause the defect to be cured or start termination proceedings, the Licensee shall be in breach of this Agreement. In the event the Licensee is in breach pursuant to this provision, the procedure shall be the same as that which is set forth in section 15(d) of this Agreement.

c. The various franchise agreements may designate additional remedies for termination or breach in addition to those contained in this agreement. In instances where both agreements shall apply, remedies may be cumulative to the extent allowed by the agreements, but the causes of action under both agreements must be addressed in the same hearing, trial, arbitration, mediation, or other resolution procedure.

37. Roasting Rights. This Agreement shall be supplemented by a grant of Roasting Rights. Those rights are set forth in Schedule E, the Grant of Roasting Rights. The Roasting Rights are hereby integrated into this Agreement, and are not severable from this Agreement.

The remainder of this page has been left blank intentionally.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Executed as of the date set forth above.

LICENSOR:

TULLY’S COFFEE CORPORATION

By:
Printed Name:	Kristopher S. Galvin
Title:	Executive Vice President and CFO

LICENSEE:

TULLY’S COFFEE ASIA PACIFIC, INC.

By:
Printed Name:	Tom T. O’Keefe
Title:	Chairman

SCHEDULE A

TO

TULLY’S COFFEE LICENSE AGREEMENT

LIST OF BUSINESS NAMES

Tully’s

Tully’s Coffee

Tully’s Roaster of Fine Coffee

Bellaccino

And the equivalents of any of the above in any foreign languages

And any derivatives of foregoing.

SCHEDULE B

TO

TULLY’S COFFEE LICENSE AGREEMENT

LIST OF TRADEMARKS FOR SERVICES AND GOODS

LIST OF CURRENTLY ACTIVE1 DOMAIN NAMES

Tullys.com

Telltullys.com

Mytullyscard.com

[1]	Tully’s owns and protects many domain names that are similar to its trademarks. However, the domains listed are the current primary websites.

SCHEDULE C

TO

TULLY’S COFFEE LICENSE AGREEMENT

DESCRIPTION OF TERRITORIES COVERED BY THE LICENSE AGREEMENT

American Samoa

Australia

Bangladesh

Bhutan

Brunei

China

Cook Islands

Guam

Hong Kong

India

Indonesia

Laos

Macao

Malaysia

Mongolia

Myanmar (Formerly Burma)

Nepal

New Zealand

North Korea

Pakistan

Palau

Philippines

Saipan

Singapore

Solomon Islands

South Korea

Sri Lanka (Formerly Ceylon)

Taiwan

Thailand

Vietnam

SCHEDULE D

TO

TULLY’S COFFEE LICENSE AGREEMENT

Items, bearing any marks of Licensor, that are being offered for sale in the United States through Licensor’s Tully’s stores or other channels authorized by Licensor, unless the sale of such items by Licensee would conflict with trademarks of any other party within that Territory, or would conflict with local laws or regulations.

SCHEDULE E

TO

TULLY’S COFFEE LICENSE AGREEMENT

GRANT OF ROASTING RIGHTS

1. Licensee’s Roasting and Purchase Right. Except as provided in this Schedule and the Agreement, all coffee purchased by Licensee shall be purchased from Licensor. Except as provided in this Schedule, Licensor shall not sell, and shall not allow or cause any third party to sell, Tully’s branded coffee to any party within the Territories other than Licensee without the prior written consent of Licensee in its sole discretion. All coffee roasted by Licensee (or its wholly owned subsidiary) or produced for Licensee by an Authorized Third Party Roaster as permitted by this Schedule must comply with Licensor’s quality and service standards for sourcing, roasting, packaging, labeling, storage and transportation of coffee, Licensor’s recipes and specifications and such other standards as reasonably established by Licensor from time to time (the “Roasting Standards”).

a.	Roasting of coffee by Licensee. Licensee may roast coffee beans and package whole bean and ground coffee for its own use and for sale to third parties pursuant to the Agreement so long as Licensee satisfies the Roasting Standards and all other requirements of this Schedule. Such roasting and packaging must occur within the Territories, and the coffee produced by Licensee may not be sold, shipped or otherwise used outside the Territories. Licensee may conduct such roasting and packaging operations directly or through one or more wholly-owned subsidiaries (Licensee shall be wholly responsible for the obligations and performance of such wholly-owned subsidiaries with respect to this Schedule).

b.

Roasting of coffee for Licensee by Authorized Third Party Roasters. From time to time, Licensor may designate one or more third parties as being authorized to roast and package certain coffees for the Territories, or for some portion of the Territories. Parties which have been evaluated by Licensor and approved by Licensor are referred to as “Authorized Third Party Roasters.” Licensor shall establish the criteria for approval in its sole discretion and may add or terminate Authorized Third Party Roasters from time to time in its sole discretion, and shall notify Licensee of such changes. Licensee and its wholly owned subsidiaries may purchase from these Authorized Third Party Roasters whole bean and ground coffee for their own use and for sale to third parties pursuant to the Agreement, so long as Licensee satisfies the requirements of this

Schedule. The coffee purchased from Authorized Third Party Roasters may not be sold, shipped or otherwise used outside the Territories. Licensee may recommend candidates for Authorized Third Party Roaster to Licensor, and Licensor will reasonably consider whether such candidates meet its criteria.

2. Establishment and Termination of Third Party Roasting.

a.	Territory Election Notice. Licensee shall not roast any coffee, or purchase any coffee from any party other than Licensor, unless Licensee has given written notice to Licensor, not less than 60 days prior to the effective date for the notice, that Licensee wishes to roast some or all of its own coffee or to purchase some or all of its coffee requirements from an Authorized Third Party Roaster. This Territory Election Notice shall be made on a Territory by Territory basis from the Territories. The Territory Election Notice shall state the particular Territory covered by the notice, the particular coffees covered by the notice, the effective date for the notice, whether the coffee will be roasted by Licensee or purchased from an Authorized Third Party Roaster for that Territory. Licensor shall review the Territory Election Notice and, if the roasting facility has been approved for this purpose, shall give its approval to Licensee.

b.	Territory Resumption Notice. Licensee may determine, subsequent to the effective date for a Territory Election Notice, that Licensee wishes to resume the purchase of some or all of its coffee for that Territory from Licensor. In that event, Licensee shall give written notice to Licensor, not less than 60 days prior to the effective date for the notice, that Licensee wishes to establish Licensor as supplier of coffee for that Territory (a “Territory Resumption Notice”). This Territory Election Notice shall be made on a Territory by Territory basis from the Territories. The Territory Resumption Notice shall state the particular Territory covered by the notice, the particular coffees covered by the notice, and the effective date for the notice.

c.	Reporting. Within thirty (30) days after the end of each calendar month, Licensee will send Licensor a written report indicating for the calendar month just completed, for each Territory the: (i) amount and types of coffee roasted by Licensee, and (ii) names of the Authorized Third Party Roasters supplying Licensee.

d.	Record Keeping. Licensee agrees to maintain complete and accurate records related to its performance under this Schedule. Licensor shall have the right to inspect, on a quarterly basis during normal business hours, Licensee’s records with respect to coffee purchased and produced pursuant to this Schedule.

e.	Audits; Quality Control Inspections. Licensor shall have the right, on a quarterly basis during the term of this Schedule to perform quality control inspections (using Licensor’s employees or third party representatives) at the coffee production, storage and distribution facilities in the Territories.

3. International Carrier Sales. Licensee and Licensor may have opportunities to sell coffee to airlines, railroads, and cruise lines (“transportation enterprises”) that have vehicles, vessels or trains that travel between locations outside the Territories and one or more of the Territories. It shall not be a violation of the Agreement or this Schedule for Licensor to sell and deliver coffee to a transportation enterprise outside of the Territories, and for that transportation enterprise to serve that coffee to its customers within one or more of the Territories. It shall not be a violation of the Agreement or this Schedule for Licensee to sell and deliver coffee to a transportation enterprise within the Territories, and for that transportation enterprise to serve that coffee to its customers outside the Territories. If Licensee or Licensor should establish such a relationship with a transportation enterprise, it will advise the other party.

4. Integration. References in this Schedule to the “Agreement” shall mean the Tully’s Coffee Exclusive License Agreement dated as of October 12, 2007 between Tully’s Coffee Corporation and Tully’s Coffee Asia Pacific, Inc. to which this Schedule appears as Schedule E. Except as otherwise stated in this Schedule, terms defined in the Agreement shall have the same meaning for purposes of this Schedule. This Schedule shall be considered fully integrated into the Agreement. It will be governed by the terms of the Agreement. It may not be transferred or assigned independently from the Agreement, nor may it be terminated separately or independently from the Agreement.